Exhibit 99

VF Announces 12% Increase in First Quarter Revenues and 25% Increase in EPS; 2011 Guidance Raised

  Revenues rise 12% to nearly $2 billion
  Strong revenue and operating income growth across all coalitions
  EPS increases 25% to record $1.82
  Gross margin expands
  2011 guidance raised: revenues expected to rise about 10%; EPS expected to reach approximately $7.25

Information regarding VF’s first quarter conference call webcast today at 8:30 a.m. ET can be found at the end of this release.

GREENSBORO, N.C.--(BUSINESS WIRE)--April 29, 2011--VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, today announced results for the first quarter of 2011. All per share amounts are presented on a diluted basis.

First Quarter Results Summary

Revenues rose 12% to $1,958.8 million from $1,749.9 million in 2010. All VF coalitions achieved higher revenues in the quarter, with the strongest growth in Outdoor & Action Sports, where revenues increased 16%. Jeanswear revenues grew 9%, Imagewear revenues rose 12%, Sportswear revenues increased 10% and Contemporary Brands revenues were up 8%.

Gross margin reached a record 47.2%, up from 46.7% in the 2010 period. Operating margin reached 14%. Gross and operating margins in the current quarter both include a 40 basis point benefit from a change in inventory accounting.

Net income rose 23% to $200.7 million from $163.5 million, while earnings per share increased 25% to $1.82 per share from $1.46 per share. Earnings per share in the quarter benefited by $.07 per share from a favorable tax settlement and by $.04 per share from the aforementioned change in inventory accounting.

“Our decision last year to increase investments in our brands to drive organic growth is paying dividends in the form of continued top and bottom line momentum that we expect to sustain during 2011,” said Eric Wiseman, Chairman and Chief Executive Officer. “During the quarter we achieved higher revenues and operating income across all businesses, with exceptionally strong international growth as we continue to extend the reach of our brands to consumers around the world.”

First Quarter Business Review

Outdoor & Action Sports: Our Outdoor & Action Sports businesses achieved record revenues and operating income in the first quarter. Total global revenues in Outdoor & Action Sports rose 16% in the quarter, with revenues of our Americas business rising 12% and international revenues up 21%. The two largest brands - The North Face® and Vans® - achieved global revenue growth of 17% and 20%, respectively. Reef® brand revenues were exceptionally strong in the quarter, with revenue rising 18%. Our Kipling® and Napapijri® businesses also saw strong revenue gains in the quarter, with revenues up 29% and 9%, respectively. Total direct-to-consumer revenues for Outdoor & Action Sports rose 12% in the quarter, with solid increases in The North Face®, Vans® and Kipling® direct-to-consumer businesses.

Operating income for the coalition rose by 13%. Reflecting a higher percentage of advertising to revenues versus the 2010 period, operating margin in the quarter was 18.3% compared with last year’s 18.7%. The full year coalition operating margin is still expected to approximate 20%.

Jeanswear: The momentum in Jeanswear continued in the first quarter with revenues rising 9% and operating margin expanding by nearly a full percentage point. Domestic revenues rose 5% with growth across our Mass Market, Lee and Western businesses. International jeans revenues increased 17%; Asia revenues rose 60%, revenues in Mexico, Latin America and Canada each increased by more than 20%, and European revenues were flat with those of last year’s quarter.

Operating income increased 15%, with operating margin rising to 18.1% from 17.2% in the prior year’s quarter. As anticipated, the domestic jeanswear operating margin declined 130 basis points in the quarter due to higher product costs, which were offset by profitability improvements in our international jeanswear business, primarily resulting from restructuring actions taken in the 2010 period that did not recur.

Imagewear: Imagewear had a tremendous quarter, achieving double-digit growth in both revenues and operating income. Revenues rose 12% in the first quarter, with strong gains in both our Image (uniform) and Licensed Sports businesses.

Operating income rose 62% and operating margin increased to 15.0% from 10.3%, with healthy improvements in both the Image and Licensed Sports businesses during the quarter.

Sportswear: Sportswear achieved a second consecutive quarter of double-digit top line growth, with revenues up 10% over prior year levels. Nautica® brand revenues rose 6%, while Kipling® brand revenues in the U.S. rose 46%.

Sportswear operating income rose 4% in the quarter, with operating margin down slightly from that in the prior year period.

Contemporary Brands: Revenues of our Contemporary Brands coalition, which consists of the 7 For All Mankind®, John Varvatos®, Splendid® and Ella Moss® brands, grew 8% in the quarter. Global revenues of the 7 For All Mankind® brand rose 2% in the quarter, with 19% growth in Europe and a near-doubling of revenues in Asia. These gains drove a 26% increase in international revenues for the coalition. Domestic revenues for the coalition rose 3% driven by double-digit revenue growth in our Splendid®, Ella Moss® and John Varvatos® brands. New stores, comp store growth and higher e-commerce revenue drove a 41% increase in global Contemporary Brands’ direct-to-consumer revenues.

First quarter operating income for the Contemporary Brands coalition increased 15% while operating margin improved to 8.7% from 8.1%.

Expansion in International Revenues

International revenues increased 20%, with double-digit growth across our Outdoor & Action Sports, Jeanswear and Contemporary Brands’ international businesses. Revenues in Asia were up 52% in the quarter, with our The North Face®, Vans®, 7 For All Mankind and Kipling® and jeanswear businesses all growing in excess of 30%. Our business in India continued to show great momentum, with revenues rising by over 80% in the quarter.

Growth in Direct-to-Consumer Revenues

Direct-to-consumer revenues grew 10% in the quarter, driven by new store openings, a 31% increase in e-commerce revenues, and comp store growth. The direct-to-consumer businesses of The North Face®, Vans®, 7 For All Mankind® and Kipling® brands each achieved solid revenue gains in the period. A total of 15 stores were opened across our brands in the quarter, bringing the total number of owned stores to 788.

2011 Guidance Increased

“VF’s formula for success continues to produce outstanding results,” said Mr. Wiseman. “That formula includes the combination of powerful brands supported by targeted investments to drive profitable growth, rapidly expanding international and direct to consumer platforms, and new tools and processes designed to spur even greater innovation across VF.”

Revenues are now expected to rise approximately 10% in 2011, up from previous guidance for an increase of 8 to 9%, due largely to the impact of a weaker dollar in translating foreign currencies, as well as broad-based strength across our businesses.

Earnings per share are now anticipated to increase to $7.25, up from our previous guidance of $7.00 to $7.10 per share. The new guidance includes the $.11 in special items reported in the first quarter, as well as an increase of $.10 per share from foreign currency translation.

We continue to look forward to another strong year of cash flow from operations, which should again reach $1 billion in 2011.

Dividend Declared

The Board of Directors declared a quarterly cash dividend of $.63 per share, payable on June 20, 2011 to shareholders of record as of the close of business on June 10, 2011.

Statement on Forward Looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include the overall level of consumer spending on apparel; the level of consumer confidence; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; VF's reliance on a small number of large customers; the financial strength of VF's customers; changing fashion trends and consumer demand; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF's ability to successfully integrate and grow acquisitions; VF's ability to maintain the strength and security of its information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About VF

VF Corporation is a global leader in branded lifestyle apparel with more than 30 brands, including Wrangler®, The North Face®, Lee®, Vans®, Nautica®, 7 For All Mankind®, Eagle Creek®, Eastpak®, Ella Moss®, JanSport®, John Varvatos®, Kipling®, lucy®, Majestic®, Napapijri®, Red Kap®, Reef®, Riders® and Splendid®.

Webcast Information

VF will hold its first quarter conference call and webcast today at 8:30 a.m. ET. Interested parties should call 1-888-634-7543 domestic, or 1-719-457-2655 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through May 6, 2011 and can be accessed by dialing 1-877-870-5176 domestic, and 1-858-384-5517 international. The pass code is 3018793. A replay also can be accessed at the Company’s web site at www.vfc.com.

VF CORPORATION
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended March

	2011	2010

Net Sales	$1,937,124	$1,730,086
Royalty Income	21,675	19,793

Total Revenues	1,958,799	1,749,879

Costs and Operating Expenses
Cost of goods sold	1,033,856	932,203
Marketing, administrative and general expenses	650,300	594,416
	1,684,156	1,526,619

Operating Income	274,643	223,260

Other Income (Expense)
Interest income	966	494
Interest expense	(15,940)	(20,499)
Miscellaneous, net	(1,931)	6,423
	(16,905)	(13,582)

Income Before Income Taxes	257,738	209,678

Income Taxes	56,318	46,219

Net Income	201,420	163,459

Net (Income) Loss Attributable to Noncontrolling Interests	(717)	57

Net Income Attributable to VF Corporation	$200,703	$163,516

Earnings Per Share Attributable to VF Corporation Common Stockholders
Basic	$1.85	$1.48
Diluted	1.82	1.46

Weighted Average Common Shares Outstanding
Basic	108,222	110,259
Diluted	110,040	111,629

Cash Dividends Per Common Share	$0.63	$0.60

Fiscal Periods: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal first quarter ends on the Saturday closest to March 31. For presentation purposes herein, all references to periods ended March 2011, December 2010 and March 2010 relate to the fiscal periods ended as of April 2, 2011, January 1, 2011 and April 3, 2010, respectively.

VF CORPORATION
Consolidated Balance Sheets
(In thousands)

	March	December	March
	2011	2010	2010

ASSETS

Current Assets
Cash and equivalents	$672,963	$792,239	$718,634
Accounts receivable, net	892,294	773,083	787,682
Inventories	1,183,314	1,070,694	952,182
Other current assets	201,457	190,044	192,275
Total current assets	2,950,028	2,826,060	2,650,773

Property, Plant and Equipment	615,372	602,908	601,859

Intangible Assets	1,556,791	1,490,925	1,529,538

Goodwill	1,187,107	1,166,638	1,363,059

Other Assets	383,840	371,025	326,979

	$6,693,138	$6,457,556	$6,472,208

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Short-term borrowings	$40,052	$36,576	$48,525
Current portion of long-term debt	2,722	2,737	202,690
Accounts payable	429,541	510,998	296,437
Accrued liabilities	564,531	559,164	512,415
Total current liabilities	1,036,846	1,109,475	1,060,067

Long-term Debt	935,244	935,882	937,826

Other Liabilities	594,601	550,880	649,449

Commitments and Contingencies

Stockholders' Equity
Common Stock	109,014	107,938	109,981
Additional paid-in capital	2,159,204	2,081,367	1,938,184
Accumulated other comprehensive income (loss)	(202,203)	(268,594)	(246,241)
Retained earnings	2,059,492	1,940,508	2,024,856

Total equity attributable to VF Corporation	4,125,507	3,861,219	3,826,780

Noncontrolling interests	940	100	(1,914)

Total stockholders' equity	4,126,447	3,861,319	3,824,866

	$6,693,138	$6,457,556	$6,472,208

VF CORPORATION
Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended March

	2011	2010

Operating Activities
Net income	$201,420	$163,459
Adjustments to reconcile net income to cash provided (used)
by operating activities:
Depreciation	30,096	27,396
Amortization of intangible assets	9,776	9,978
Other amortization	5,069	3,695
Stock-based compensation	13,702	14,774
Pension funding under expense	10,817	10,324
Other, net	2,615	27,410
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(101,628)	(25,230)
Inventories	(101,511)	3,867
Other current assets	726	(4,373)
Accounts payable	(94,167)	(74,409)
Accrued compensation	(64,313)	(31,548)
Accrued income taxes	14,651	26,213
Accrued liabilities	8,922	58,312
Other assets and liabilities	30,960	(25,714)

Cash provided (used) by operating activities	(32,865)	184,154

Investing Activities
Capital expenditures	(33,607)	(17,339)
Business acquisitions, net of cash acquired	-	(29,111)
Trademark acquisition	(55,500)	-
Software purchases	(7,256)	(701)
Other, net	53	(2,486)
Cash used by investing activities	(96,310)	(49,637)

Financing Activities
Net increase in short-term borrowings	3,427	2,837
Payments on long-term debt	(550)	(1,061)
Purchase of Common Stock	(2,453)	(118,001)
Cash dividends paid	(68,475)	(66,224)
Proceeds from issuance of Common Stock, net	46,036	52,394
Tax benefits of stock option exercises	8,384	1,669

Cash used by financing activities	(13,631)	(128,386)

Effect of Foreign Currency Rate Changes on Cash	23,530	(19,046)

Net Change in Cash and Equivalents	(119,276)	(12,915)

Cash and Equivalents - Beginning of Year	792,239	731,549

Cash and Equivalents - End of Period	$672,963	$718,634

VF CORPORATION
Supplemental Financial Information
Business Segment Information
(In thousands)

	Three Months Ended March

	2011	2010

Coalition Revenues:
Outdoor & Action Sports	$788,215	$678,562
Jeanswear	679,243	622,065
Imagewear	246,808	221,298
Sportswear	111,894	102,177
Contemporary Brands	111,916	104,089
Other	20,723	21,688

Total coalition revenues	$1,958,799	$1,749,879

Coalition Profit:
Outdoor & Action Sports	$143,905	$127,027
Jeanswear	123,126	106,808
Imagewear	36,898	22,812
Sportswear	7,430	7,168
Contemporary Brands	9,684	8,452
Other	(2,074)	(1,225)

Total coalition profit	318,969	271,042

Corporate and Other Expenses	(46,257)	(41,359)
Interest, net	(14,974)	(20,005)

Income Before Income Taxes	$257,738	$209,678

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(In thousands)

	Three Months Ended March 2011
		Impact of
		Foreign
	As	Currency	Constant
	Reported	Exchange	Currency

Coalition Revenues:
Outdoor & Action Sports	$788,215	$2,870	$785,345
Jeanswear	679,243	3,557	675,686
Imagewear	246,808	688	246,120
Sportswear	111,894	-	111,894
Contemporary Brands	111,916	193	111,723
Other	20,723	-	20,723

Total coalition revenues	$1,958,799	$7,308	$1,951,491

Coalition Profit:
Outdoor & Action Sports	$143,905	$928	$142,977
Jeanswear	123,126	1,203	121,923
Imagewear	36,898	175	36,723
Sportswear	7,430	-	7,430
Contemporary Brands	9,684	(9)	9,693
Other	(2,074)	-	(2,074)

Total coalition profit	318,969	2,297	316,672

Corporate and Other Expenses	(46,257)	-	(46,257)
Interest, net	(14,974)	-	(14,974)

Income Before Income Taxes	$257,738	$2,297	$255,441

Constant Currency Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our businesses performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

CONTACT:
VF Services
Cindy Knoebel, CFA, 212-841-7141/336-424-6189
VP, Corporate Relations
cindy_knoebel@vfc.com